Exhibit 99.1

Monster Digital Submits Plan With Nasdaq To Regain Compliance

SIMI VALLEY, CA – (Marketwire - June 1, 2017) – Monster Digital, Inc. (Nasdaq:MSDI) announced today that it has submitted its plan to Nasdaq detailing how it will regain compliance with Nasdaq continued listing requirements.

On April 17, 2017, Monster Digital received a letter from Nasdaq indicating that it was no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. In Monster Digital’s Annual Report on Form 10-K for the year ended December 31, 2016, it reported stockholders’ equity of $2,488,000, which is below the minimum stockholders’ equity required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1). Further, as of April 17, 2017, Monster Digital did not meet the alternative compliance standards relating to the market value of listed securities or net income from continuing operations and did not comply with the Nasdaq Listing Rules.

If the plan is accepted, Nasdaq may grant Monster Digital an extension of up to 180 calendar days from the original non-compliance date of April 17, 2017, or until October 13, 2017, to regain compliance. The company's common stock will continue to trade on the Nasdaq Capital Market pending Nasdaq's review of the plan of compliance.

About Monster Digital, Inc.

Monster Digital develops, markets and distributes Monster branded products for use in high-performance consumer electronics, mobile products and computing applications. The Company designs and engineers premium action sports cameras and accessories, in addition to advanced data storage and memory products for professionals and consumers.

Monster and Monster Digital are registered trademarks of Monster Products, Inc. in the U.S. and other countries.

For more information about the company, please visit http://www.monsterdigital.com

Forward Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward looking statements include, but are not limited to, that Nasdaq may grant Monster Digital an extension of up to 180 calendar days. These statements relate to future events, future expectations, plans and prospects. Although Monster Digital believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Monster Digital has attempted to identify forward-looking statements by terminology including "possible", "may", "believe" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2017, and in our Quarterly Report on Form 10-K filed with the Securities and Exchange Commission on May 19, 2017 and in other documents filed by us from time to time with the Securities and Exchange Commission.. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts:

Monster Digital, Inc.

David Olert, CFO

dolert@monsterdigital.com

PCG Advisory

Investors:

Vivian Cervantes

D: 212-554-5482

vivian@pcgadvisory.com